Exhibit (d)(7)

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) effective as of February 2, 2010, is by and among Broadmark Asset Management, LLC (the “Sub-Advisor”), the KEELEY Funds, Inc. (the “Corporation”), on behalf of the Keeley Alternative Value Fund, a series of the Corporation (the “Fund”), and Keeley Asset Management Corp. (the “Advisor”).

WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and incorporated in Maryland on April 6, 2005, and the Fund is a series of the Corporation; and

WHEREAS, the Advisor has been retained by the Corporation to provide investment advisory services to the Fund with regard to the Fund’s investments, as further described in the Fund’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated as of February 2, 2010, (“Investment Management Agreement”); and

WHEREAS, the Corporation’s Board of Directors (the “Directors”), including a majority of the Directors who are not “interested persons” as defined in the 1940 Act approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Corporation, on behalf of the Fund, pursuant to this Agreement and as described in the Registration Statement, and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Corporation and the Sub-Advisor as follows:

1. Appointment.  The Corporation and the Advisor hereby appoint the Sub-Advisor to perform advisory services for the Fund for the periods and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties.  Subject to the supervision of the Board of Directors and the Advisor, the Sub-Advisor will, in coordination with the Advisor as described below: (a) provide a program of continuous investment management for the Fund; (b) recommend investments for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information as provided to the Sub-Advisor by the Advisor, as they may be amended from time to time; provided, that the Advisor shall provide the Sub-Advisor reasonable advance notice of any change to such investment objectives, policies and limitations.

In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Advisor shall:  (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for the Fund as set forth in the Corporation’s Registration Statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Sub-Advisor, of orders for such purchases and sales.

The Sub-Advisor further agrees that, in performing its duties hereunder, it will:

(a) with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Fund’s Prospectus and Statement of Additional Information and any applicable procedures adopted by the Directors, as they may be amended from time to time;

(b) use reasonable efforts to manage the Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Advisor shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub-Advisor;

(c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Advisor by the Advisor, including without limitation, Section 4 hereof;

(d) furnish to the Corporation and the Advisor whatever statistical information the Corporation or the Advisor may reasonably request with respect to the Fund’s assets or investments.  In addition, the Sub-Advisor will keep the Corporation, the Advisor and the Directors informed of developments that the Sub-Advisor reasonably believes will materially affect the Fund’s portfolio, and shall, on the Sub-Advisor’s own initiative, furnish to the Corporation from time to time whatever information the Sub-Advisor believes appropriate for this purpose;

(e) make available to the Fund’s administrator (the “Administrator”), the Advisor and the Corporation, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Advisor, the Administrator and the Corporation in their compliance with applicable laws and regulations.  The Sub-Advisor will furnish the Directors, the Administrator, the Advisor and the Corporation with such periodic and special reports regarding the Fund as they may reasonably request;

(f) meet periodically with the Advisor and the Directors, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Advisor and/or the Corporation;

(g) immediately notify the Advisor, in writing, of the receipt of any notice of a class action proceeding related to the Fund or any other action or proceeding in which the Advisor or the Fund may be entitled to participate as a result of the Fund’s securities holdings. The Sub-Advisor shall have no responsibility for filing claims on behalf of the Advisor or the Corporation with respect to any such actions. The Sub-Advisor’s responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Advisor and the Corporation in making such filings, which shall include providing any relevant information regarding the Fund’s securities holdings to the Advisor;

(h) provide assistance to the Advisor, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Corporation’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Advisor, custodian or recordkeeping agent seeks assistance from the Sub-Advisor or identifies for review by the Sub-Advisor. This assistance includes (but is not limited to): (i) designating an employee of the Sub-Advisor for consultation when the Directors convene; (ii) notifying the Advisor in the event the Sub-Advisor determines, with respect to a security that is held both by the Fund and by another account managed by the Sub-Advisor, to price the security pursuant to such other account’s policies and procedures for determining the fair value of a security; (iii) obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the request of the

Advisor; (iv) verifying pricing and providing fair valuations or recommendations for fair valuation in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Advisor upon request;

(i) assist the Advisor, the Fund, and any of its or their Directors, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Advisor hereunder.  Specifically, and without limitation to the foregoing, the Sub-Advisor agrees to provide certifications to the principal executive and financial officers of the Fund that correspond to the drafting and/or filing of the Fund’s Form N-CSRs, N-Qs, N-SARs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Advisor shall reasonably request or as in accordance with procedures adopted by the Corporation;

(j) assist the Fund, and accordingly, the Corporation’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act.  Specifically, the Sub-Advisor represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, including with respect to controls related to investments in derivative instruments, and shall provide the CCO with reasonable access to information regarding the Sub-Advisor’s compliance program, which access shall include on-site visits with the Sub-Advisor as may be reasonably requested from time to time.  In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Advisor agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Advisor’s compliance program; additionally, if employees or agents of the Sub-Advisor are determined by the Advisor to be Access Persons, as such term is defined in the Code of Ethics of the Corporation and of the Advisor (the “Code of Ethics”), the Sub-Advisor agrees that such Access Persons shall be subject to, and comply with, the Code of Ethics.

(k) provide assistance as may be reasonably requested by the Advisor in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Advisor hereunder;

(l) immediately notify the Advisor and the Corporation to the extent required by applicable law in the event that the Sub-Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment advisor pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority.  The Sub-Advisor further agrees to notify the Corporation and the Advisor immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that would make any written information previously provided to the Advisor or the Corporation materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(m) immediately notify the Advisor and the Corporation if the Sub-Advisor suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund.  For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(n) use no material non-public information that it may be aware of in making investment decisions for the Fund, nor seek to obtain any such information;

(o) use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

The Sub-Advisor shall use the same skill and care in providing services to the Corporation as it uses in providing services to fiduciary accounts for which it has investment responsibility.  The Sub-Advisor will comply with all applicable rules and regulations of the Securities and Exchange Commission.

3. Investment Authority.  The Sub-Advisor’s investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

The Sub-Advisor may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Advisor may, using securities and other property in the Brokerage Accounts as the Sub-Advisor deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.

4. Investment Guidelines.  In addition to the information to be provided to the Sub-Advisor under Section 2 hereof, the Corporation or the Advisor shall supply the Sub-Advisor with such other information as the Sub-Advisor shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

5. Representations, Warranties and Covenants of the Corporation, Advisor and Sub-Advisor.  The Corporation represents and warrants to the Sub-Advisor that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Advisor, on behalf of the Fund (and assuming due execution and delivery by the Sub-Advisor), will be the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Advisor represents and warrants to the Sub-Advisor that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Advisor and when executed and delivered by the Advisor (and assuming due execution and delivery by the Sub-Advisor) will be the legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Sub-Advisor represents and warrants to the Advisor and to the Corporation that: (i) it is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder; (ii) it has all requisite authority to enter into, execute, deliver and perform the Sub-Advisor’s obligations under this Agreement; (iii) the performance of the Sub-Advisor’s obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Advisor is subject; and (iv) it has reviewed the portion of (a) the registration statement filed with the SEC, as amended from time to time, for the Fund, and (b) Fund’s Prospectus and Statement of Additional

Information (including amendments) thereto, in each case in the form received from the Advisor with respect to the disclosure about the Sub-Advisor and the Fund of which the Sub-Advisor has knowledge and except as advised in writing to the Advisor such registration statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Advisor has knowledge and do not omit any statement of a material fact of which the Sub-Advisor has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

6. Use of Securities Brokers and Dealers.  In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Advisor will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable terms of execution, taking into account price, speed and efficiency of execution, other factors that may be deemed relevant by the Sub-Advisor, and the other provisions hereinafter set forth. Whenever the Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Advisor’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Advisor may negotiate with, and assign to a broker, a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Advisor’s overall responsibilities to the Sub-Advisor’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Advisor’s ability to engage in Section 28(e) Actions shall be subject to review by the Directors from time to time, and if such Directors reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Advisor shall be prohibited from engaging in the same.

Unless otherwise directed by the Corporation or the Advisor in writing, the Sub-Advisor may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Advisor complies with the “best execution” practices described above and applicable law and regulation.

7. Compensation.  The Advisor agrees to pay a Fee to the Sub-Advisor for the Fund assets managed by the Sub-Advisor, calculated as set forth in Exhibit A attached hereto and incorporated by reference herein.

The Fee shall be computed and accrued daily and payable by the Adviser monthly on or before the 15th of each month after the month to which the fee applies.

The Advisor shall provide to the Sub-Advisor, promptly following request therefor, all information reasonably requested by the Sub-Advisor to support the calculation of the Fee and shall permit the Sub-Advisor or its agents, upon reasonable notice and at reasonable times and at Sub-Advisor’s cost, to inspect the books and records of the Fund pertaining to such calculation.

8. Expenses.  During the terms of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement.

9. Books and Records.  The Sub-Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules.  The Sub-Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Fund are the property of the Corporation and will be surrendered promptly to the Corporation upon its request, except that the Sub-Advisor may retain copies of such documents as may be required by law.  The Sub-Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.  Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the Agreement.  Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

10. Aggregation of Orders.  On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of a Fund as well as other customers, the Sub-Advisor, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any.  The Sub-Advisor also may purchase or sell a particular security for one or more customers in different amounts.  On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.  In no instance, however, will the Fund’s assets be purchased from or sold to the Advisor, the Sub-Advisor, the Corporation’s principal underwriter, or any affiliated person of either the Corporation, the Advisor, the Sub-Advisor or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

Consistent with U.S. securities laws, the Sub-Advisor agrees to adopt written trade allocation procedures that are “fair and equitable” to its clients which are consistent with the investment policies set out in the prospectuses and statements of additional information (including amendments) of the Fund or as the Corporation’s Board of Directors may direct from time to time.  The Sub-Advisor also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures, to keep accurate records of such transactions and to fully disclose such trade allocation procedures and practices to clients.

11. Liability.  The Sub-Advisor agrees to indemnify and hold harmless the Advisor, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Advisor and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Advisor, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Advisor, the Fund, the Corporation or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Advisor’s responsibilities as sub-adviser of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Advisor, any of the Sub-Advisor’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Advisor, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Corporation or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Advisor to the Advisor, the Corporation or any affiliated person of the Advisor or the Corporation expressly for use in the Corporation’s Registration Statement, or upon verbal information confirmed by the Sub-Advisor in writing expressly for use in the Corporation’s Registration Statement or (3) to the extent of, and as a result of, the failure of the Sub-Advisor to execute, or cause to be executed, portfolio transactions according to industry standards; provided, however, that in no case is the Sub-Advisor’s indemnity in favor of the Advisor or any affiliated person or controlling person of the Advisor deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Advisor agrees to indemnify and hold harmless the Sub-Advisor against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Advisor or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Advisor’s responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Advisor, any of the Advisor’s employees or representatives or any affiliate of or any person acting on behalf of the Advisor, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Corporation or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Corporation other than in reliance upon written information furnished by the Sub-Advisor, or any affiliated person of the Sub-Advisor, expressly for use in the Corporation’s Registration Statement or other than upon verbal information confirmed by the Sub-Advisor in writing expressly for use in the Corporation’s Registration Statement; provided, however, that in no case is the Advisor’s indemnity in favor of the Sub-Advisor deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

12. Exclusivity.  Until the Sub-Advisor ceases to be the investment sub-advisor to the Fund, it will neither advise nor sub-advise any other registered products that encompass a small, mid or small-mid cap long equity component, without the prior written consent of the Advisor, which consent shall not be unreasonably withheld.  The Sub-Advisor represents that any other third-parties with whom it has an existing sub-advisory or advisory relationship have waived any exclusivity rights, as pertaining to the Fund.

When the Sub-Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Advisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund.  In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Advisor nor any of its directors, officers or employees shall act as a principal.  If the Sub-Advisor provides any advice to its clients concerning the shares of the Fund, the Sub-Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Corporation or the Fund.

The Sub-Advisor provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Advisor with respect to the Fund.  Nothing in this Agreement shall impose upon the Sub-Advisor any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Advisor, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13. Use of Names.  The Sub-Advisor acknowledges and agrees that the names Keeley Funds and Keeley Asset Management Corp., and abbreviations or logos associated with those names, are the valuable property of the Advisor and its affiliates; that the Corporation, the Advisor and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Advisor shall use the names Keeley

Funds and Keeley Asset Management Corp., and associated abbreviations and logos, only in connection with the Sub-Advisor’s performance of its duties hereunder.  Further, in any communication with the public and in any marketing communications of any sort, the Sub-Advisor agrees to obtain prior written approval from the Advisor before using or referring to Keeley Funds and the Advisor, or the Fund or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Advisor from referring to the performance of the Fund in the Sub-Advisor’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the Fund, as those terms are used in the rules, regulations and guidelines of the SEC and FINRA.

The Sub-Advisor acknowledges that the Fund and its agents may use the “Broadmark Asset Management LLC” and the “Broadmark Value Hedge Fund LP” names and the name of the responsible portfolio manager(s) in connection with accurately describing the activities of the Fund, including use with marketing and other promotional and informational material relating to the Fund.  The Sub-Advisor hereby agrees and consents to the use of the Sub-Advisor’s name upon the foregoing terms and conditions.

14. Duration and Termination.  This Agreement shall continue until November 30, 2010, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Directors or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Advisor; (b) by the Advisor at any time without penalty, upon sixty (60) days’ written notice to the Sub-Advisor; or (c) by the Sub-Advisor at any time without penalty, upon sixty (60) days’ written notice to the Corporation.  This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Advisor or the Corporation if the Investment Management Agreement terminates with respect to the Fund.

15. Amendments.  This Agreement may be amended at any time, but only by the mutual written agreement of the parties.

16. Proxies.  The Sub-Advisor shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund.  The Advisor shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Advisor.  The Sub-Advisor shall provide to the Advisor a copy of the Sub-Advisor’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable.  The Sub-Advisor shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund.  The records shall conform to the applicable SEC proxy regulations.  Records of all applicable proxy voting records will be provided to the Advisor within 3 business days of any request, written or oral (voting records should be available in hard and soft copy).  The Sub-Advisor shall review all notices, including but not limited to corporate action notices, and provide and respond to all corresponding requests for information in relation to the securities held in the Fund.  The Advisor shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Advisor.

17. Notices.  Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or facsimile, at the address or number stated below.

If to the Corporation:

Keeley Funds, Inc.
c/o K&L Gates LLP
70 W. Madison Street, Suite 3100
Chicago, IL 60602
Attn:               Alan Goldberg

If to the Sub-Advisor:

Broadmark Asset Management LLC
100 Drake’s Landing Rd  Ste 255
Greenbrae, CA 94904
Attn:               Christopher Guptill

If to the Advisor:

Keeley Asset Management Corp.
401 South LaSalle Street, Suite 1201
Chicago, IL 60605
Attn:               General Counsel

The Sub-Advisor shall promptly notify the Advisor of any financial condition that is likely to impair the Sub-Advisor’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel.

18. Confidential Information.  Any information supplied by the Corporation, the Fund or the Advisor, which is not otherwise in the public domain, in connection with the Fund or the Advisor is to be regarded as confidential and for use only by the Sub-Advisor and/or its agents, and only in connection with the Sub-Advisor’s services under this Agreement.  Any information supplied by the Sub-Advisor, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments.  Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisors abide by these confidentiality provisions.

19. Miscellaneous.

(a) Governing Law.  This Agreement shall be governed by the laws of the State of Illinois, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) Delivery of Documents to the Advisor.  The Sub-Advisor has furnished the Advisor with copies of each of the following documents:

(a)                                  The Sub-Advisor’s current Form ADV and any amendments thereto, if applicable;

(b)                                 The Sub-Advisor’s most recent audited balance sheet;

(c)                                  Separate lists of persons whom the Sub-Advisor wishes to have authorized to give written and/or oral instructions to the custodian and the fund accounting agent of Trust assets for the Fund;

(d)                                 The Code of Ethics of the Sub-Advisor as currently in effect; and

(e)                                  The Sub-Advisor’s compliance policies and procedures adapted pursuant to Rule 206(4)-7 under the Adviser Act.

The Sub-Advisor will furnish the Advisor from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any.  Additionally, the Sub-Advisor will provide to the Advisor such other documents relating to its services under this Agreement as the Advisor may reasonably request on a periodic basis.  Such amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to the Sub-Advisor.

(c) Captions.  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) Agency Relationship.  Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Corporation or the Fund, except as otherwise contemplated herein.

(f) Prior Agreement.  This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

(g) Counterparts.  This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h) Limited Liability of the Corporation.  The Sub-Advisor agrees that the Corporation’s obligations under this Agreement shall be limited to the Fund and its assets, and that the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Director, officer, employee or agent of the Corporation.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

KEELEY FUNDS, INC.	KEELEY ASSET MANAGEMENT CORP.

By: JOHN L. KEELEY, JR.	By: JOHN L. KEELEY, JR.

/s/ John L. Keeley, Jr.	/s/ John L. Keeley, Jr.

John L. Keeley, Jr., President	John L. Keeley, Jr., President

BROADMARK ASSET MANAGEMENT LLC

By: CHRISTOPHER GUPTILL

/s/ Christopher Guptill

Christopher Guptill, Chief Executive Officer

EXHIBIT A

Pursuant to paragraph 7 of the Agreement, the Advisor will pay to the Sub-Advisor as compensation for the Sub-Advisor’s services rendered, a Fee, computed and accrued daily and payable by the Adviser monthly on or before the 15th of each month after the month to which the fee applies at the annual rate of 0.60% of the average daily net assets of the Fund.